Exhibit 99.1

Agile Therapeutics, Inc. Enters into up to $35 Million Loan Facility with Perceptive Advisors

Funding to Support the Company’s Commercialization Plans for Twirla®

February 10, 2020

PRINCETON, N.J., February 10, 2020 (GLOBE NEWSWIRE) – Agile Therapeutics, Inc. (Nasdaq: AGRX), a women’s healthcare company, today announced that it has entered into a senior secured term loan credit facility with Perceptive Advisors to provide Agile with up to $35 million through term loans in three tranches. $5 million was funded today after the satisfaction of customary closing conditions, $15 million will be available if Twirla® is approved by the U.S. Food and Drug Administration (“FDA”), and $15 million will be available upon the achievement of certain revenue milestones. Agile is permitted to make interest only payments on the loan until February 2023.

“This strategic debt financing coupled with our current cash increases our balance sheet strength and positions us well to continue our commercialization strategy for Twirla®, with an expected FDA decision less than one week away,” stated Al Altomari, Chairman and Chief Executive Officer of Agile. Mr. Altomari continued, "We expect that our existing estimated cash on hand as of December 31, 2019, and the $20 million in loan proceeds which we would be eligible to receive upon the FDA’s approval of Twirla will allow us to fund our operations through the end of 2020. We are pleased to have the support from Perceptive, which is a recognized leader in growth capital financing."

“We are pleased to provide growth capital to support Agile’s strategy and are excited about the potential prospects for Twirla in the market,” said Sam Chawla, Portfolio Manager at Perceptive Advisors.

In connection with the credit agreement, Agile issued Perceptive warrants to purchase 1,400,000 shares of Agile common stock. The per share exercise price for 700,000 shares is $3.74, which is equal to the 5 day volume weighted average price (“5 Day VWAP”) as of the trading day immediately prior to closing. The per share exercise price for the remaining 700,000 shares of Agile common stock is $4.67, which is equal to 1.25 times the 5 Day VWAP.

Oppenheimer & Co. Inc. acted as the company’s sole financial adviser in connection with the loan facility.

About Twirla® (AG200-15)

Twirla (levonorgestrel/ethinyl estradiol transdermal system) or AG200-15 is an investigational, once-weekly combined hormonal contraceptive (CHC) patch that contains the active ingredients ethinyl estradiol (EE), a type of estrogen, and levonorgestrel (LNG), a type of progestin. Twirla is designed to be applied once weekly for three weeks, followed by a week without a patch. The Company has completed its Phase 3 clinical trials of Twirla and is pursuing regulatory approval in the U.S. after resubmitting a New Drug Application (NDA) for Twirla on May 16, 2019.

About Agile Therapeutics, Inc.

Agile Therapeutics is a forward-thinking women's healthcare company dedicated to fulfilling the unmet health needs of today’s women. Our product candidates are designed to provide women with contraceptive options that offer freedom from taking a daily pill, without committing to a longer-acting method. Our lead product candidate, Twirla® (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is an investigational, non-daily prescription contraceptive. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to allow drug delivery through the skin. For more information, please visit the company website at www.agiletherapeutics.com. The Company may occasionally disseminate material, nonpublic information on the Company’s website.

About Perceptive Advisors

Founded in 1999 and based in New York, NY, Perceptive Advisors is an investment management firm with over $5 billion in assets whose activities are focused on supporting the progress of the life sciences industry by identifying opportunities and directing financial resources to the most promising technologies in healthcare.  For more information about Perceptive, visit www.perceptivelife.com.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to our regulatory submissions for Twirla. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties, including statements regarding the funding conditions under the credit facility, the timing of the FDA’s decision on Twirla and our cash runway. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward looking statements are subject to risks and uncertainties including risks our ability to obtain and maintain regulatory approval of Twirla, the inability of our third-party manufacturer, Corium International, Inc. (Corium), to complete any work or provide any data and other information necessary to support the approval of our Twirla NDA, our ability along with Corium to complete successfully the scale-up of the commercial manufacturing process for Twirla, including the qualification and validation of equipment related to the expansion of Corium's manufacturing facility, the performance and financial condition of Corium or any of the suppliers to our third-party manufacturer, the success and timing of our clinical trials or other studies, regulatory and legislative developments in the United States and foreign countries, our ability to obtain and maintain intellectual property protection for Twirla, our inability to timely obtain from our third-party manufacturer, Corium, sufficient quantities or quality of our product candidates or other materials required for a clinical trial or other tests and studies, and the other risks set forth in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact: Investor Relations – 609-683-1880

Source: Agile Therapeutics, Inc.